EXHIBIT 11.1

                     CAMDEN PROPERTY TRUST
            COMPUTATION OF EARNINGS PER COMMON SHARE

(In thousands, except per share amounts)

                           Three Months Ended   Nine Months Ended
                              September 30,       September 30,
                           ------------------   -----------------
                              1996     1995       1996     1995
                            -------  --------   -------   -------
SIMPLE EARNINGS PER SHARE
  Weighted Average Common
   Shares Outstanding        14,604   14,371     14,508   14,309
                            =======  =======    =======  =======
   Simple Earnings Per
    Share                   $  0.19  $  0.20    $  0.31  $  0.64
                            =======  =======    =======  =======

PRIMARY EARNINGS PER SHARE
  Weighted Average Common
   Shares Outstanding        14,604   14,371     14,508   14,309
  Shares Issuable from
   Assumed Conversion of:
     Common Share Options
      and Awards Granted
      and Outstanding            91       15        65        14
     Convertible Preferred
      Shares                      -       85         -        85
                            -------  -------    -------  -------
  Weighted Average Common
   Shares Outstanding, as
   Adjusted                  14,695   14,471    14,573    14,408
                            =======  =======    =======  =======
     Primary Earnings Per
      Share                 $  0.19  $  0.20   $  0.31   $  0.63
                            =======  =======    =======  =======

FULLY DILUTED EARNINGS
 PER SHARE*
  Weighted Average Common
   Shares Outstanding        14,604   14,371    14,508    14,309
  Shares Issuable from
   Assumed Conversion of:
     Common Share Options
      and Awards Granted
      and Outstanding           150       32       107        22
     Convertible Preferred
      Shares                      -       85         -        85
     Convertible Subordinated
      Debentures              1,717    1,835     1,794     1,897
                            -------  -------    -------  -------
  Weighted Average Common
   Shares Outstanding, as
   Adjusted                  16,471   16,323    16,409    16,313
                            =======  =======    =======  =======
     Fully Diluted Earnings
      Per Share             $  0.22  $  0.23   $  0.43   $  0.73
                            =======  =======    =======  =======

EARNINGS FOR SIMPLE, PRIMARY
  AND FULLY DILUTED COMPUTATION:
  Earnings to Common
   Shareholders (Simple
   Earnings Per Share
   Computation)             $ 2,801  $ 2,908    $ 4,549  $ 9,112
  Dividends on Convertible
   Preferred Shares               -        9          4       29
                            -------  -------    -------  -------
  Earnings (Primary Earnings
   Per Share Computation)     2,801    2,917      4,553    9,141
  Interest on Convertible
   Subordinated Debentures      738      807      2,301    2,490
  Convertible Subordinated
   Debenture Cost
   Amortization                  77       81        236      247
                            -------  -------    -------  -------
  Earnings (Fully Diluted
   Earnings Per Share
   Computation)             $ 3,616  $ 3,805    $ 7,090  $11,878
                            =======  =======    =======  =======

* Fully diluted earnings per share of beneficial interest is not dilutive and is not presented in the Consolidated
  Statement of Operations.
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